Exhibit 99.1

Remarks of the Executive Chairman and the Chief Executive
for the Annual Meeting of Stockholders
November 15, 2017

EXECUTIVE CHAIRMAN:
The world today is defined and challenged by disruption of many kinds, and in this world, News Corp is experiencing constant digital transformation, as well as making smart investments with sustainable strategies for growth.
We recognize the power of our own audiences and assets, and the importance of our journalism.  We are developing new platforms to bring those assets to bear for the benefit of advertisers, who need conducive environments for advertisements and reliable metrics with which to measure their effectiveness.
I am proud of what the people of News Corp have accomplished, from the impressive growth of our digital real estate businesses around the world to the successes of our major mastheads, all delivering fast and factual news to readers when and where they want it.  Such quality journalism is in greater demand than ever.
We also bring to readers and consumers the books they love, coupons to save money, and the sports and entertainment they enjoy on television, radio and online.
And the technological innovations and cultural energy of our own start-up digital enterprises are imbuing expertise and insights throughout our company.
In all these ways, News Corp is providing valuable benefits to people and organizations the world over.  And in so doing, we continue on the path toward profitable growth to the benefit of our employees, clients and shareholders.
CHIEF EXECUTIVE:
In fiscal year 2017, News Corp achieved tangible improvement in profitability, powered by the fast-growing Digital Real Estate Services segment, monetizing premium content, and increasing operating efficiencies.
Since the birth of the new News Corp in 2013, which has built on the provenance and principles of the original News Corporation, we have been assertively digital, and have led the global awakening and reckoning on the value of content, by word and by deed, at a time of profound change in our markets and in society.
That strategy continues to pay off, as evidenced by our full year results, and by the strong performance in the first quarter of the current fiscal year, in which every segment of the company saw an increase in profitability.
Digital Real Estate
During fiscal 2017, digital real estate continued to deliver on its potential, as a strong source of growth and in its rapidly expanding contribution to Total Segment EBITDA.
At both REA and Move, we were pleased to see increased traffic, improved engagement, and continuing revenue growth.
News and Information Services
The Wall Street Journal saw strong digital growth, reaching nearly 1.3 million digital subscribers, up almost 70% in the past two years. Our Professional Information business gained in strength, with Risk and Compliance delivering a strong performance and a healthy sales pipeline.  At the New York Post, digital ad revenue more than offset declines in print advertising for two straight fiscal years.
On the other side of the globe, we saw particular success at The Australian, where readership burgeoned to nearly half a million a day, resulting in higher revenues.  Meanwhile, news.com.au is the number one news brand in Australia, according to Nielsen.
In the U.K., The Times was the only national newspaper to show print circulation growth in the fourth quarter, and continues to build digital subscribers. Digitally, The Sun is fast closing the gap with the Mail in the U.K., more than doubling our global monthly unique visitors in the past year.
The integration of Wireless Group, which connected The Sun's sports devotees with its flagship station, talkSPORT, is proceeding apace and the complementarity between the platforms is already clear.
News America Marketing stabilized its business in fiscal year 2017 thanks to the impressive performance of its in-store offerings – point of purchase is even more important than point of sale.
Book Publishing
Book publishing has flourished, as HarperCollins showed its understanding of the American heartland, underscored by such best-selling titles as The Magnolia Story by Chip and Joanna Gaines, and J.D. Vance's Hillbilly Elegy.  At this moment, we have a category number one in the U.S. with Rhee Drummond, and the number one book overall in Australia with Jimmy Barnes and the same in the U.K. with David Walliams.
Cable Network Programming
Returning to Australia, FOX SPORTS Australia secured its market-leading position through the extension of A-League soccer rights, and successfully launched the Fox League channel, its dedicated Rugby League offering. Foxtel has undergone a major brand refresh, which has coincided with the rollout of Foxtel Now. Foxtel has complemented that with the launch of a dedicated low-cost IP box.
In August, News Corp and Telstra announced their intention to combine Foxtel and FOX SPORTS Australia into a new company, which we expect to unlock value for News Corp shareholders and align ownership and management for success at a time when scale is important and Australians are consuming premium content across a range of platforms.
Standing Up to the Digital Duopoly
No review of fiscal 2017 would be complete without noting the global impact of our principled stand on intellectual property and the responsibility of the digital duopoly to recognize the provenance of premium content. It is crucial that algorithms are not used to discriminate against quality journalism or be a weapon of censorship.
As a result of our efforts, we have begun working with Facebook and Google on a subscription mechanic, and Google has finally terminated "First Click Free," an important step in letting consumers find valuable journalism. We will closely monitor the effects of this significant change in coming months.
Conclusion
Reflecting on the year, we are more confident than ever in the power of content and connectivity. Whether it is the news of the day, the match of the week, the book of the year, or the home of a lifetime, we are dedicated to informing and inspiring our readers, visitors and customers. We are looking forward to the coming year with much confidence in the prospects for our employees, our partners and our shareholders.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The "forward-looking statements" included in this document are made only as of the date of this document and we do not have any obligation to publicly update any "forward-looking statements" to reflect subsequent events or circumstances, except as required by law.